Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release - April 17, 2008

AUBURN NATIONAL BANCORPORATION

REPORTS 10% INCREASE IN QUARTERLY NET EARNINGS

First Quarter 2008 Highlights – Compared to First Quarter 2007:

•	Net earnings increase 10%

•	Return on average equity increases to 13.74%

•	Average loans up 17% or $48.5 million

•	Credit quality continues to be strong, with an annualized net charge-offs ratio of 0.11%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.9 million, or $0.50 per share, for the first quarter of 2008, compared to $1.7 million, or $0.45 per share, for the first quarter of 2007.

In the first quarter of 2008, total revenue (on a tax-equivalent basis) was approximately $6.0 million, an increase of 11% from the first quarter of 2007. Net interest income (on a tax-equivalent basis) was approximately $4.9 million for the first quarter of 2008, an increase of 15% from the first quarter of 2007, reflecting growth in the loan portfolio.

Credit quality continues to be strong, with an annualized net charge-offs ratio of 0.11%. Nonperforming assets increased to 1.53% of total loans at March 31, 2008, however, the increase was primarily due to one loan participation in the amount of $4.5 million that was placed on nonaccrual in the first quarter of 2008. Excluding the effects of this loan participation, nonperforming assets were only 0.18% of total loans. Management is closely monitoring this loan participation, which is secured by a completed Gulf Coast condominium project. Management currently believes the level of the allowance for loan losses is adequate to absorb potential losses in the loan portfolio, including this loan participation. The provision for loan losses increased $57 thousand in the first quarter of 2008 compared with the first quarter of 2007. This increase is primarily due to net charge-offs of $91 thousand in the first quarter of 2008, compared to a net recovery of $76 thousand in the first quarter of 2007. In addition to strong credit quality in the loan portfolio, approximately 94% or $303.7 million of the Company’s securities portfolio carried a credit rating of A or better at March 31, 2008, with $285.0 million or approximately 88% of the total securities portfolio having a credit rating of AAA.

“Our strong earnings performance is a direct result of our focus on asset quality. The credit quality of our securities and loan portfolios gives management great confidence in our capital position,” said E.L. Spencer, Jr., President, CEO and Chairman of the Board. “While some financial institutions are reducing or eliminating dividends paid to shareholders, we were able to increase our 2008 first quarter dividend to a record $0.185 per share.”

Noninterest expense increased 8% or $246 thousand in the first quarter of 2008 from the first quarter of 2007. This increase was primarily related to increases of $118 thousand in salaries and benefits expense and $92 thousand in other noninterest expense. The increase in salaries and benefits expense is primarily due to the hiring of new personnel and normal increases in salaries and benefits costs. The increase in other noninterest expense is a result of various factors, including increases in assessments charged under the new FDIC deposit assessment rules. Despite these increases, our efficiency ratio for the first quarter of 2008 was only 52.35%.

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REPORTS 10% INCREASE IN QUARTERLY NET EARNINGS/page 2

Income tax expense increased $75 thousand in the first quarter of 2008 from the first quarter of 2007. The Company’s effective tax rate for the first quarter of 2008 was 25.51%, compared to 24.99% for the first quarter of 2007.

In the first quarter of 2008, the Company paid cash dividends of $681 thousand, or $0.185 per share, and the Company’s dividend payout ratio was 37.00%.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $729 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley, and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan performance, collateral values and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2007, and otherwise in our SEC reports and filings.

Explanation of Non-GAAP Financial Measures

In addition to results presented in accordance with U.S. generally accepted accounting principles (GAAP), this press release includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation of total revenue and the calculation of the efficiency ratio.

The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within our industry. Although the Company believes this non-GAAP financial measure enhances investors’ understanding of its business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP. The reconciliation of this non-GAAP financial measure from GAAP to non-GAAP is presented below.

	Three Months Ended March 31,
(In thousands)	2008	2007
Net interest income (GAAP)	$4,538	$3,955
Tax-equivalent adjustment	321	268

Net interest income (Tax-equivalent)	$4,859	$4,223

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REPORTS 10% INCREASE IN QUARTERLY NET EARNINGS/page 3

Financial Highlights (unaudited)

Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2008	2007
Results of Operations
Net interest income (GAAP)	$4,538	$3,955
Tax-equivalent adjustment	321	268

Net interest income (a)	4,859	4,223
Noninterest income	1,156	1,188

Total revenue (a)	6,015	5,411
Provision for loan losses	60	3
Noninterest expense	3,149	2,903
Tax-equivalent adjustment	321	268
Income tax expense	634	559

Net earnings	$1,851	$1,678

Per share data:
Basic and diluted net earnings	$0.50	$0.45
Cash dividends declared	$0.185	$0.175
Weighted average shares outstanding
Basic	3,681,809	3,739,803
Diluted	3,681,809	3,739,803
Shares outstanding, at period end	3,681,809	3,735,703
Book value	$15.29	$13.41
Common stock price
High	$24.50	$30.00
Low	19.00	26.48
Period-end	$22.00	$28.01
To earnings ratio	11.52	x	15.91	x
To book value	144%	209%
Performance ratios:
Return on average equity	13.74%	13.25%
Return on average assets	1.06%	1.06%
Dividend payout ratio	37.00%	38.89%
Asset Quality:
Allowance for loan losses as a % of:
Loans	1.23%	1.46%
Nonperforming assets	81%	1,793%
Net charge-offs (recoveries) as a % of average loans	0.11%	(0.11)%
Nonperforming assets as a % of loans	1.53%	0.08%
Other financial data:
Net interest margin	2.99%	2.90%
Effective income tax rate	25.51%	24.99%
Efficiency ratio (a)	52.35%	53.65%
Selected period end balances:
Securities	$322,843	$297,323
Loans, net of unearned income	331,083	282,837
Allowance for loan losses	4,074	4,123
Total assets	728,906	643,515
Total deposits	537,443	493,218
Long-term debt	123,381	90,399
Total stockholders’ equity	56,292	50,089

(a)	Tax-equivalent. See “Explanation of Non-GAAP Financial Measures.”